Exhibit 5.1

December 24, 2015

114211-9

Ekso Bionics Holdings, Inc.

1414 Harbour Way South

Suite 1201

Richmond, California 94804

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of a Prospectus Supplement, dated December 23, 2015 (the “Prospectus Supplement”), to a Registration Statement (No. 333-205168) on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale by the Company of up to an aggregate of 15,000 units (the “Units”), each Unit consisting of (i) one share (the “Shares”) of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company, which shares of Preferred Stock are convertible into shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company and (ii) a warrant (the “Warrants”) to purchase up to 990.1 shares of Common Stock (the “Warrant Shares”), to certain institutional investors, pursuant to a securities purchase agreement between the Company and each investor (the “Purchase Agreement”). The form of Purchase Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates and other inquiries of officers of the Company. We have also relied on certificates of public officials.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed.

Nutter McClennen & Fish LLP ■ Attorneys at Law

Seaport West ■ 155 Seaport Blvd. ■ Boston, MA 02210-2604 ■ 617-439-2000 ■ Fax: 617-310-9000 ■ www.nutter.com

December 24, 2015 Page 2

The opinion expressed below is limited to the general corporate law of the state of Nevada.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

(i)	the Units, when issued and sold in accordance with the Purchase Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable;

(ii)	the Preferred Stock, when issued and sold in accordance with the Purchase Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable;

(iii)	the Warrants, when issued and sold in accordance with the Purchase Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable;

(iv)	the shares of Common Stock underlying the Preferred Stock, when issued upon conversion of the Preferred Stock in accordance with the Company’s articles of incorporation, will be duly and validly issued, fully paid and non-assessable; and

(v)	the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrant against the receipt by the Company of requisite consideration as provided therein, will be duly and validly issued, fully paid and non-assessable.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ Nutter, McClennen & Fish, LLP

NUTTER, McCLENNEN & FISH, LLP

EMA/MLB/MKK